                                                       EXHIBIT 10 (xiii)



                                  BORDEN, INC.

                      EXECUTIVES SUPPLEMENTAL PENSION PLAN

                   Amended and Restated as of January 1, 1996
















                                                As Adopted March 12, 1998

                                    FOREWORD

Effective as of January 1, 1981, Borden, Inc. adopted the Borden, Inc. Executive Family Survivor Protection Plan (the "Survivor Plan") for the benefit of certain of its executives. The purpose of the Survivor Plan is to provide certain executives and retired executives with additional protection for their eligible surviving dependents in the event of death during their active careers or after retirement, and additional protection in the event of disability during their active careers.

Effective as of January 1, 1976, Borden, Inc. adopted the Borden, Inc. Executives Excess Benefits Plan (the "Excess Plan") for the benefit of certain of its executives. The Excess Plan has been amended from time to time thereafter and was last restated effective January 1, 1988. The Excess Plan was intended to be an "excess benefits plan" as that term is defined in Section 3(36) of the Employee Retirement Income Security Act of 1974.

Effective as of January 30, 1973, Borden, Inc. adopted the Borden, Inc. Executives Supplemental Pension Plan (the "Plan") for the benefit of certain of its executives. The Plan has been amended from time to time thereafter and was amended and restated effective as of January 1, 1988, January 1, 1989 and December 9, 1993.

The purposes of the Plan are (a) to provide retired participants and their joint annuitants and beneficiaries under the Borden, Inc. Employees Retirement Income Plan ("Borden ERIP") with the amount of retirement income that is not provided under the Borden ERIP by reason of the participant having been granted a deferred award under the Management Incentive Plan and having elected to defer compensation under this Plan, (b) to permit Executive Employees' and certain other managerial employees to elect to have payment of a portion of current compensation deferred until a later year and to provide a "matching credit" with respect to all or a portion of such deferred compensation, and (c) to provide retired participants and their joint annuitants and beneficiaries under the Borden ERIP with the amount of retirement income that is not provided under the Borden ERIP by reason of the limit on recognized compensation required by
Section 401(a)(17) of the Internal Revenue Code.

Effective as of January 1, 1996, the Excess Plan and Survivor Plan are merged into the Plan and the Plan is amended and restated in its entirety. The Plan, as so amended and restated, applies to all eligible employees in the employ of the Employer (as that term is defined herein) on or after January 1, 1996. The rights and obligations with respect to each former employee of an Employer who retired or whose employment terminated prior to January 1, 1996 shall be determined under the terms and provisions of the plan as in effect as of the date of such retirement or termination of employment.

It is intended that the Plan be a deferred compensation plan for "a select group of management or highly compensated employees," as that term is used in the Employee Retirement Income Security Act of 1974.

Except to the extent otherwise indicated, and except to the extent otherwise inappropriate, the Borden ERIP and the Borden RSP, and the provisions thereof, hereby are incorporated by reference.


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                                       13

                                   SECTION ONE
                                   -----------

                                   Definitions
                                   -----------


1.1 Except to the extent otherwise indicated herein, and except to the extent otherwise inappropriate in the context, the definitions contained in Section A1 of the Borden ERIP and Section 1 of the Borden RSP are applicable under the Plan.

1.2 "Accrued ERIP Regular Benefit" means the amount of retirement income payable to or with respect to a participant on termination of employment, or earlier date requiring payment under this Plan, under the ERIP.

1.3 "Accrued Supplemental ERIP Benefit" means the excess, if any, of (i) the retirement income payable to or with respect to a participant under the Borden ERIP which would have been accrued by the participant had the limitation on benefits imposed by Section C9 of the Borden ERIP not been applicable and had the amount of Deferred Compensation and Excluded Compensation been recognized as "Compensation" under the Borden ERIP over
     (ii) the participant's Accrued ERIP Regular Benefit.

1.4  "Board of Directors" means the Board of Directors of the Corporation.

1.5  "Borden ERIP" means the Borden, Inc. Employees Retirement Income Plan.

1.6  "Borden RSP" means the Borden, Inc. Retirement Savings Plan

1.7 "Corporation" means Borden, Inc. and any successor to such corporation by merger, purchase or otherwise.

1.8 "Deferred Compensation" means (i) the amount of a Highly Paid Executive's compensation for a year after 1995 that such Highly Paid Executive has deferred until a later year pursuant to an election under Section 3.3 of this Plan together with the deemed earnings on such deferred amounts.

1.9 "Employer" means the Corporation or a subsidiary or affiliate of the Corporation adopting the Plan pursuant to the provisions of section 7.

1.10 "Excluded Compensation" means that part of total compensation paid to a Highly Paid Executive earned from an Employer which exceeds the dollar limit for such year under Section 401(a)(17) of the Internal Revenue Code of 1986 as from time to time amended.

1.11 "Highly Paid Executive" means an individual employed by an Employer in a key executive or managerial position who during the calendar year earns Excluded Compensation.

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1.12 "Pension Committee" means the Pension Committee as appointed from time to time by the Board of Directors.

1.13 "Plan" means the Borden, Inc. Executives Supplemental Pension Plan amended and restated as of January 1, 1996 and as thereafter amended from time to time.

1.14 "Prior Plans" means Borden, Inc. Executive Supplemental Pension Plan, Borden, Inc. Executives Excess Benefits Plan and the Borden, Inc. Executive Family Survivor Protection Plan, each as in effect prior to January 1, 1996.

1.15 "Prior Plan Benefits" means benefits accrued under the Prior Plans as of December 31, 1995 and any additional deemed earnings on such benefits as provided in the Prior Plans.

                                   SECTION TWO
                                   -----------

                                  Participation
                                  -------------


2.1           Eligibility to Participate
              --------------------------

              Participation in the Plan shall be limited to:

               (a)  those Highly Paid Executives who elect Deferred
                    Compensation;

               (b) those participants in the Borden ERIP and Borden RSP who have Excluded Compensation, and their joint annuitants and beneficiaries; and

               (c) those participants in the Borden ERIP and their joint annuitants and beneficiaries who, as a result of the limits on benefits that may be paid under the Borden ERIP (Section
                    C9) by reason of Section 415 of the Internal Revenue Code, receive or will receive a lesser amount of retirement income under the Borden ERIP than otherwise would be paid or payable in the absence of such limitations;

               (d) those participants and their beneficiaries in the Borden RSP who, as a result of the limits on amounts that may be contributed under the Borden RSP (Section 4.3) by reason of
                    Section 415 of the Internal Revenue Code, receive a smaller Matching Employer Contribution under the Borden RSP with respect to their actual contributions thereunder than otherwise would be paid or payable in the absence of such limitation; and

               (e)  persons entitled to Prior Plan Benefits.

                                  SECTION THREE
                                  -------------

                                 Benefit Amounts
                                 ---------------


3.1           Supplemental ERIP Benefits
              --------------------------

              The aggregate amount, if any, of retirement income payable under the Borden ERIP to a participant therein, or to his or her joint annuitant or beneficiary, which is not paid under the Borden ERIP
              (i) on account of the limitations on benefits imposed by Section C9 and (ii) as a result of the fact that the amount of Deferred Compensation and Excluded Compensation are not recognized as "Compensation" under the Borden ERIP, shall be termed a "Supplemental ERIP Benefit" and shall be paid directly to such participant, or to his or her joint annuitant or beneficiary, as applicable, from the general assets of the Corporation in accordance with Section 4.

3.2           Supplemental RSP Contributions
              ------------------------------

              The aggregate amount, if any, of the amount of matching Employer contributions which would have been made on behalf of a participant pursuant to Section 4.1 or Section 4.2 of the Borden RSP (i) had the participant's Deferred Compensation been contributed by the participant to the Borden RSP and (ii) but for the limitation imposed by Section 4.3 of the Borden RSP, together with "deemed earnings" on such amount, shall be termed "Supplemental RSP Contributions" and shall be paid to the participant or his or her beneficiary, as applicable, from the general assets of the Corporation in accordance with Section 4. "Deemed earnings" for Supplemental RSP Contributions shall be earnings at the rate of investment return during the comparable period of time for Fund A under the Borden RSP. A bookkeeping account ("Supplemental RSP Contributions Account") shall be maintained for each affected participant to record the amount of such Supplemental RSP Contributions.

3.3           Deferred Compensation
              ---------------------

              Elections of Deferred Compensation shall be made only by Highly Paid Executives and shall be on forms furnished by the Pension Committee. A Deferred Compensation election shall apply only to compensation (as defined below) for the particular year specified in the election, and shall specify the percentage of such compensation to be deferred under the election, which percentage may be any whole percentage that is not greater than twenty-five percent (25%). For purposes of the preceding sentence, the term "compensation" means the total earned income that would be currently payable to the participant but for his or her Deferred Compensation election hereunder, and shall include Tax Deferred Contributions under the Borden RSP, salary reduction Employer Contributions under the Borden, Inc. Flexible Benefits Plan and incentive bonuses earned


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               under the corporate management incentive compensation programs which are paid in the first year in which such bonuses are payable, but shall exclude incentive bonuses earned under an incentive plan where the payment is deferred beyond the calendar year following the year in which it is earned. A Deferred Compensation election with respect to compensation for a particular calendar year (i) must be made before January 1 of such calendar year, (ii) must specify (from the available alternatives) the date such Deferred Compensation is to be paid (or commence to be paid) and the number of annual installments (not to exceed 10) in which such Deferred Compensation is to be paid, and (iii) once made, cannot be changed or revoked.

               "Deemed earnings" with respect to Deferred Compensation shall be earnings at the rate of investment return on Fund A under the Borden RSP. A bookkeeping account ("Participant Deferred Account") shall be maintained for each affected participant to record the amount of such Deferred Compensation.

     3.4       Prior Plan Benefits
               -------------------

              Participants in the Plan who have Prior Plan Benefits not otherwise provided for under this Plan shall be paid such benefits as provided in the Prior Plans.


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


                                  SECTION FOUR

                               General Provisions
                               ------------------

4.1       (a)  The Corporation shall make no provision for the funding of any Supplemental ERIP Benefits, Prior Plan Benefits, Supplemental RSP Company Contributions Accounts, or Participant Deferred Accounts payable hereunder that (i) would cause the Plan to be a funded plan for purposes of section 404(a)(5) of the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or (ii) would cause the Plan to be other than an "unfunded and unsecured promise to pay money or other property in the future" under Treasury Regulations section 1.83-3(e); and shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan. Subject to the restrictions of the preceding sentence, the Corporation, in its sole discretion, may establish a grantor trust described in Treasury Regulations sections 1.677(a)-1(d) to accumulate funds to pay amounts under this Plan, provided that the assets of the trust shall be required to be used to satisfy the claims of the Corporation's general creditors in the event of the Corporation's bankruptcy or insolvency.

          (b) In the event that the Corporation shall decide to establish an advance accrual reserve on its books against the future expense of paying Supplemental ERIP Benefits, Prior Plan Benefits, Supplemental RSP Company Contributions Accounts, or Participant Deferred Accounts, such reserve shall not under any circumstances be deemed to be an asset of this Plan but, at all times, shall remain a part of the general assets of the Corporation, subject to claims of the Corporation's creditors.

          (c) A person entitled to any amount under this Plan shall be a general unsecured creditor of the Corporation with respect to such amount. Furthermore:

               (i)  Subject to the provisions of subsections (e), (f), (g) and
                    (h) below, a person entitled to a Supplemental ERIP Benefit or corresponding Prior Plan Benefit shall have a claim upon the Corporation only to the extent of the monthly payments thereof, if any, due up to and including the then current month and shall not have a claim against the Corporation for any subsequent monthly payment unless and until such payment shall become due and payable;

               (ii) Subject to the provisions of subsections (e), (f) and (h)
                    below, a person entitled to Supplemental RSP Company Contributions or corresponding Prior Plan Benefit shall have a claim upon the


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



                    Corporation only to the extent of the Supplemental Company RSP Contributions Account, or corresponding Prior Plan Benefit and the amount of such Account or Prior Plan Benefit shall be paid to the participant or beneficiary in the same manner and at the same time as the distribution of the participant's accounts under the Borden RSP; and

              (iii) Subject to the provisions of subsections (e), (f) and (h)
                    below, a person entitled to Deferred Compensation or corresponding Prior Plan Benefit shall have a claim upon the Corporation only to the extent of the Participant Deferred Account or corresponding Prior Plan Benefit and the amount of such Account or Prior Plan Benefit shall be paid to the participant or beneficiary in accordance with the terms of the participant's Deferred Compensation election or elections under Section 3.3 or as appropriate under the Prior Plan.

     (d) In the event that the Borden ERIP shall be terminated in accordance with Section C6 thereof, Supplemental ERIP Benefits or Prior Plan Benefit shall continue to be paid directly by the Corporation but only to the same extent and for the same duration as that part of the payee's benefit from the Pension Fund of the Borden ERIP, which is directly related to such Supplemental ERIP Benefit or Prior Plan Benefit is continued to be provided by the assets of the Pension Fund of the Borden ERIP; but such continued payment of Supplemental ERIP Benefits or Prior Plan Benefit shall still be subject to the conditions specified in subsections (a), (b) and (c) above.

          In the event that the Borden RSP shall be terminated in accordance with Section 13 thereof, Supplemental RSP Company Contributions Accounts or corresponding Prior Plan Benefit shall be paid directly by the Corporation in the same manner as the distribution of the participant's accounts under the Borden RSP.

     (e) Notwithstanding any other provision hereof, there shall become immediately due and payable to or with respect to a participant a lump sum equal to the Supplemental RSP Company Contributions Account plus the Participant Deferred Account plus the present actuarial value (determined as hereinafter provided) of the participant's Accrued Supplemental ERIP Benefit and corresponding Prior Plan Benefits: (i) the Corporation refuses to make any payments due hereunder to any participant, unless refusal to make payment to a particular participant is based on facts and circumstances with respect to such participant which reasonably justifies such refusal, based on the participant engaging in conduct harmful to the interests of the Corporation; (ii) the Corporation makes a general assignment for the benefit of creditors;

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


          (iii) any proceedings under the Bankruptcy Act are instituted by the Corporation or, if instituted against the Corporation, is consented to or acquiesced in by it or remains undismissed for 60 days; or (iv) a receiver or trustee in bankruptcy is appointed for the Corporation. In addition, in the event of any such proceeding by or against the Corporation under the Bankruptcy Act, or any such assignment, a participant or his or her joint annuitant or beneficiary shall be entitled to prove a claim for any unpaid portion of the benefit provided hereunder and, if the claim is not discharged in full in any such proceeding, or assignment, it will survive any discharge of the Corporation under any such proceeding or assignment. The present actuarial value of the Accrued Supplemental Benefit shall be calculated on the basis of the 1976-80 GAM Mortality Table and an interest rate, compounded monthly, equal to the yield of the most recently issued 30-year maturity U.S. Treasury issue as reported as of the business day on which the valuation is performed as published in the Midwest edition of the Wall Street Journal. If the valuation is not performed on a business day, the immediately preceding business day report shall be used for the purposes of determining the interest rate to be used in the valuation.

     (f) In the event of the application of subsection (e) above, the affected participants (or, in the case of deceased participants, their joint annuitants and beneficiaries) (the "Claimants") shall appoint a single representative to pursue their respective claims against the Corporation. Such representative shall be a person or entity selected by, or agreed upon, by Claimants with unpaid benefits under the Plan equal to more than fifty percent (50%) of the total amount of unpaid benefits under the Plan.

     (g) A participant's Supplemental ERIP Benefit and any corresponding Prior Plan Benefit shall be paid to the participant in the same form and at the same time as the participant's Accrued ERIP Regular Benefit.

     (h) The participant's beneficiary under this Plan with respect to his or her Participant Deferred Account and any corresponding Prior Plan Benefit shall be the person or persons designated as beneficiary by the participant by filing with the Pension Committee a written beneficiary designation on a form provided by, or acceptable to, such Pension Committee. In the event the participant does not make an effective designation of a beneficiary with respect to his or her Participant Deferred Account, the participant's beneficiary with respect to his or her Participant Deferred Account shall be the beneficiary of such participant under the Borden RSP.

          The participant's beneficiary or joint annuitant under this Plan with respect to his or her Supplemental ERIP Benefit and any corresponding Prior Plan


                                       8



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          Benefit shall be the person who is entitled to benefit payments under the Borden ERIP on account of the death of the participant.

          The participant's beneficiary under this Plan with respect to his or her Supplemental RSP Company Contributions Account and any corresponding Prior Plan Benefit shall be the person who is entitled to benefit payments under the Borden RSP on account of the death of the participant.

     (i) Wherever in this Section Four reference is made to "Supplemental ERIP Benefits" or "Accrued ERIP Supplemental Benefits" such terms shall be deemed to include any special supplemental benefits payable pursuant to Appendix A and Appendix B.

     (j) If the aggregate amount credited to the Participant's Deferred Account under this Plan and the corresponding Prior Plan Benefit is $10,000 or less at the time he or she retires or otherwise terminates employment, then the Participant shall be paid, as soon as practicable after termination of employment, an amount equal to the amount in the Participant's Deferred Account and the corresponding Prior Plan Benefit as of his or her termination of employment.

     (k) Prior Plan Benefits shall be paid in accordance with the terms of the Prior Plans as in effect on December 31, 1995. To the extent that the Plan and Prior Plan are providing benefits to a Participant under both the Plan and the Prior Plan, the amounts due to the Participant shall be calculated in such a manner that no benefit from the Plan or Prior Plan shall be duplicated for the same period of service.

     (l) A participant's benefit in the Plan shall be vested to the same extent that his or her corresponding benefit under the Borden ERIP or Borden RSP is vested. The minimum benefit under the Plan and the Prior Plan shall equal the value of the vested accrued benefit as of December 31, 1993.

                                       9


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                                  SECTION FIVE

                                 Administration
                                 --------------


5.1           Plan Administrator
              ------------------

              The Corporation shall be the "administrator" of the Plan within the meaning of ERISA.

5.2           Pension Committee
              -----------------
              Subject to the provisions of Section 5.1, the Pension Committee appointed pursuant to the Borden Employees Retirement Income Plan from time to time shall be vested with the general administration of the Plan and shall have the exclusive right to interpret the Plan having the power to exercise discretion as it deems necessary or appropriate in such administration and interpretation. The decisions, actions and records of the Pension Committee shall be conclusive and binding upon the Corporation and all persons having or claiming to have any right or interest in or under the Plan.

              The Pension Committee may delegate to such officers, employees or departments of the Corporation or its affiliates such authority, duties, and responsibilities of the Pension Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Plan, including, without limitation, (i) interpretation of the Plan, (ii) approval and payment of claims, and (iii) establishment of procedures for administration of the Plan.


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


                                   SECTION SIX

                            Amendment and Termination
                            -------------------------


6.1           Amendment of the Plan
              ---------------------

              Subject to the provisions of Section 5.3, the Plan may be wholly or partially amended or otherwise modified at any time by the Pension Committee.

6.2           Termination of the Plan
              -----------------------
              Subject to the provisions of Section 5.3, the Plan may be terminated at any time by the Pension Committee.

6.3           No Impairment of Benefits
              -------------------------
              Notwithstanding the provisions of Sections 6.1 and 6.2, no amendment to or termination of the Plan shall impair any rights to benefits which have accrued under this Plan or a Prior Plan.

                                  SECTION SEVEN

          Participation in Plan by Subsidiary or Affiliate: Prior Plans
          -------------------------------------------------------------

 7.1      Adoption by Subsidiary or Affiliate: Extension to Division or Unit
          ------------------------------------------------------------------

          Any subsidiary, affiliate, unit or division of the Corporation, or any unit or division of a subsidiary or affiliate, may, with the consent of the Pension Committee of the Corporation, become a party to this Plan by adopting the Plan as its Deferred Compensation plan for a select group of management or highly compensated employees. Upon the filing with the Secretary of the Pension Committee of a certified copy of the resolutions or other document evidencing adoption of the Plan and a written instrument showing the consent of the Pension Committee of the Corporation to participation of such subsidiary or affiliate, it shall thereupon be included in the Plan as an Employer.

                                   APPENDIX A

                          Special Supplemental Benefits
                      For Certain Core Management Employees


1. This Appendix shall apply only to each participant who was a member of the Core Management Group of the Corporation as of January 1, 1983, and who retires under the Borden ERIP at or after age 65. Members of the Core Management Group are those members who are designated as such by the Chief Executive Officer of the Corporation prior to January 1, 1995.

2. In addition to any other amount payable under this Executives Supplemental Pension Plan, there shall be payable to or with respect to each participant referred to in paragraph 1 above, the excess, if any of the amount in (a) below over the amount in (b) below:

               (a) the sum of:

                    (i) the retirement income which would have been payable to or with respect to such participant under the Borden ERIP (and the other provisions of this Plan or the Prior Plans) had the terms and provisions of such plans as in effect on December 31, 1982 remained unchanged and had Section 5.1(b)(i) of the Borden ERIP as in effect on December 31, 1982 provided a benefit percentage of 1.5% for each year of Credited Service, including years before 1972; and

                    (ii) the "pension equivalent" (as hereinafter defined in (c)
                         below) of the amount that would have been standing to such participant's credit in his or her Employer Account (as defined in the Borden RSP) at retirement or other termination of employment under the Borden RSP had the Borden RSP as in effect on January 1 1983 remained unchanged and had the Employer contributions after January 1, 1984 been equal to 55% of such participant's "contributions" not in excess of 6% of his or her compensation. For purposes of the foregoing, such participant's contributions shall be deemed to have been at the 6% level from January 1, 1984 forward. For purposes of determining the amount deemed to be credited to such participant's Employer Account (as defined in the Borden RSP), earnings on the Employer contributions deemed made pursuant to this paragraph 2(a)(ii) shall be at the same rate as the actual earnings on such participant's actual Employer Account (as defined in the Borden RSP.)

               (b)         The sum of:

                           (i) the retirement income payable to or with respect to such participant under the Borden ERIP (and the other provisions of this Executives Supplemental Pension Plan or the Prior Plans); and

                           (ii) the pension equivalent (as herein defined in (c) below) of the amount that would have been standing to such participant's credit in his or her Employer Account (as defined in the Borden RSP) as retirement or other termination of employment under the Borden RSP had the participant contributed at the maximum permitted rate subject to Company matching contributions from January 1, 1984 forward.

               (c) For purpose of this paragraph 2, pension equivalent shall be the amount of retirement income payable to, or with respect to, the participant under a life annuity form, determined on the basis of the 1976-80 Basic GAM Mortality Table (the 1971 GAM Table with margins remove, projected to 1978 with Scale E) and an interest rate of 7-3/4% per annum, compounded monthly.

                                   APPENDIX B


               The benefits accrued by Frederick Huber, an executive with Borden Chemicals, Inc. under the Melamine Chemicals, Inc. Restoration Plan of July 1, 1994 ("Melamine Plan"), $32,548.72, shall be treated as if it were an Accrued Supplemental ERIP Benefit accruing interest from March 1,1998 under Section A3.5 of the Borden ERIP. Such benefits will be payable in the form and at the time provided for the payment of his Borden ERIP benefit, if any, and if none, in a lump sum after termination.



                                      -3-